Exhibit 10.8

TRANSITION AND RETIREMENT AGREEMENT

This TRANSITION AND RETIREMENT AGREEMENT (this “Agreement”) is entered into as of March 16, 2006 by and between BECKMAN COULTER, INC., a Delaware corporation (the “Company”), and James T. Glover (“Executive”).

RECITALS

WHEREAS, Executive is the Senior Vice President and Chief Financial Officer (the “CFO”) of Company;

WHEREAS, the Company desires to have the continued benefit of Executive’s knowledge and expertise until Executive retires from the Company on or about June 30, 2006, or such later date to which the parties may mutually agree to extend Executive’s employment (“Retirement Date”) and Executive desires to provide such services as the Company may reasonably require during such period of time;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:

1.             Services.

Executive shall remain the CFO and continue to perform the services of the CFO of the Company until the Retirement Date.

2.             Compensation and Benefits.

a.     The Company shall continue to pay Executive a base salary at Executive’s current rate of $12,146.31 for each bi-weekly period, until the Retirement Date.

b.     Also, for an eighteen month period, commencing on the Retirement Date, the Company shall pay Executive or his estate $12,146.31 bi-weekly.

c.     The Company shall also pay Executive or his estate a prorated 2006 incentive bonus on or about the time it pays its employees incentive bonuses for 2006 performance. The bonus Executive shall be paid shall equal the product of (i) the number of days in 2006 until the Retirement Date divided by 365, but no less than 183 days, times (ii) one hundred percent of what the Executive would have received had the Executive served throughout 2006 and received a one hundred percent (100%) bonus payout. For purposes of certainty, the parties acknowledge that in calculating the  bonus paid to Executive, the Company shall assume i) Company performance for 2006 that equals the Operating Plan target for a 100% bonus payout to executives, and ii) that Executive’s performance was at a level warranting a 100% bonus. The Company shall amend the Supplemental Pension Plan to include this incentive bonus payment in Executive’s final average earnings calculations for purposes of calculating benefits, and other matters under such plan at Retirement.

d.     The Company shall provide to Executive continued eligibility to participate in the Company’s medical plan coverage at normal active employee rates from the Retirement Date for a period of one year, and thereafter at the Company’s COBRA rates. In the event of Executive’s death during the one year period from the Retirement Date, Executive’s dependents may continue medical coverage at COBRA rates for the period required by COBRA. From and after the Retirement Date and for a period required by COBRA, Executive shall be eligible for any other health benefits, including dental and vision benefits, at rates provided for under COBRA, and in accordance with the provisions of COBRA. Executive acknowledges and agrees that all medical and other health benefit premiums, including but not limited to those set forth above, shall be at Executive’s own expense and are subject to premium increases.

e.     The vesting of Executive’s special stock option grant, scheduled to vest on April 1, 2007 will be accelerated to vest on the Retirement Date. Also, Executive’s restricted stock grant scheduled to vest on August 6, 2007, will be accelerated to vest on May 1, 2006.

f.      The Company shall provide to Executive the Ayco Financial Planning Service (or a successor service if one is selected by the Company) until December 31, 2007, in accordance with the program provisions applicable during this period.

g.     The Company shall provide an executive outplacement program to Executive through the firm of Executive’s choice in an amount not to exceed $35,000. This amount is to be used for outplacement services only. These services will be provided until the date Executive obtains other employment or December 31, 2007, whichever date is earlier. The Company will make payments directly to the outplacement services provider. No amount of any unused portion will be refunded or payable to Executive.

h.     Upon or as soon as practicable after the Retirement Date, the Company shall pay Executive or his estate $24,292.62 for twenty (20) accrued, but unused, vacation days. This amount will be included in the Executive’s final average earnings for calculation purposes of all pension benefits at Retirement.

i.      Payments and benefits under this Agreement are contingent upon Executive signing and delivering to the Senior Vice President, General Counsel and Secretary of the Company, a General Release of All Claims in the form of Attachment “A” hereto dated as of the Retirement Date.

j.      The Company and Executive agree to reasonably cooperate to adopt any amendments to this Agreement that may be necessary or advisable in order to avoid the imputation of tax or any tax penalties pursuant to Section 409A of the Internal Revenue Code of 1986, as amended. No such future amendments will reduce the amounts due the Executive or his estate under this Agreement.

3.             Severance Plan Waiver.  Executive agrees that by accepting, agreeing to and executing this Agreement, Executive is waiving any and all rights to Basic and Additional Benefits as defined under the Beckman Coulter, Inc. Separation Pay Plan - #594 and any payments under any annual incentive plan, including but not limited to the 2006 Executive Annual Incentive Plan, except as provided in Paragraph 2(c) above. Company and Executive agree that the agreement dated January 1, 2001 shall remain in effect until Executive’s Retirement Date and that, should any payments and benefits under such agreement become due prior to his Retirement Date, then such payments and benefits shall be in lieu of those provided under Paragraph 2(a) through 2(f) above.

4.             General Release.

a.     Executive and Executive’s heirs, executors, and administrators, if any, hereby absolutely and forever release and discharge the Company, any of its past, present or future parent companies, subsidiaries, affiliates, divisions, successors, assigns, trust fiduciaries, stockholders, agents, directors, officers, employees, representatives, heirs, attorneys, and all persons acting by, through, under or in concert with them, or any of them (hereinafter collectively known as “Releasees”) of and from any and all manner of claims, causes of action, or complaints, in law or in equity, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may have against the Releasees, or any of them, arising out of Executive’s employment or retirement from the Company, and any other claim of any nature whatsoever based upon any fact or event occurring prior to the date Executive executes this Agreement. If any action is brought by or on Executive’s behalf relating to any matters released, Releasees shall be entitled to a return from Executive in the amount equivalent to all payments mentioned under Paragraphs 2b through 2c above. The return of such amounts shall not extinguish the Agreement of Executive’s obligations hereunder.

b.     Without limiting the generality of Paragraph 4(a), Executive also specifically agrees to waive any right to recovery based on local, state or federal age, sex, sexual orientation, pregnancy, race, color, national origin, marital status, religion, medical condition, physical disability, or mental disability discrimination laws, including without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Federal Family Medical Leave Act of 1993, the California Family Rights Act and the Fair

Employment and Housing Act, whether such claim or claims may be based on an action filed by Executive or by a governmental agency.

c.     Executive is aware that after the effective date of this Agreement, Executive may discover facts different from, or in addition to, those Executive now knows or believes to be true with respect to the Claims released in Paragraphs 3 and 4 above and agrees that this Agreement shall be and remains in effect in all respects as a complete and general release as to all matters released, notwithstanding any different or additional facts.

d.     It is Executive’s intention in executing this Agreement that it shall be effective as a bar to each and every claim of any nature whatsoever hereby released. In furtherance of this intention, Executive specifically waives the benefit of SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, which states the following:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THIS RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

e.     Nothing in this Agreement shall prohibit Executive from bringing an action to enforce this Agreement, or to obtain any rights under Article VIII of the By-laws of the Company (indemnification).

5.             Benefit and Compensation Plans.  Executive acknowledges and agrees that except as to benefits and compensation expressly provided for in this agreement, any rights to receive payments and benefits from various employee benefit and compensation plans or programs shall be governed by the rules of those plans or programs as they now exist or are amended in the future, and further, that entering into this Agreement shall not limit the right of the Company, its subsidiaries or its or their successors to amend or terminate any such plans or programs or benefits thereunder. Any amendments or terminations of such plans, programs or benefits shall apply to Executive as they would to other participants or recipients of such plans, programs or benefits.

6.             Confidential Information.  Executive acknowledges Executive’s continuing obligations, including, but not limited to those regarding confidential information under Executive’s “Employment Agreement” dated August 24, 1983, a copy of which is attached hereto, marked Attachment “B” and incorporated herein by reference. Executive further agrees that those obligations do not cease as a result of executing this Agreement. Without limiting the foregoing, Executive will not use on behalf of himself or any other person or entity, or disclose to any person or entity, any of the Company’s proprietary information without the prior written consent of the Senior Vice President, General Counsel and Secretary of the Company.

Proprietary information means information owned or used by, or relating to the business or affairs conducted by the Company or its affiliates at any time during Executive’s employment with the Company. Without limitation, examples of proprietary information include information concerning inventions, processes, methods, trade secrets, formulations, raw material lists, vendor lists, customer lists, employee lists, marketing or strategic plans, or actual or projected financial results or data. The Company and the Executive also agree not to take any action or make any statement that would diminish or in any way disparage the good reputation, good will, and high standing of the other party.

Executive expressly understands that Executive’s agreement to comply strictly with this provision and the provisions of Executive’s Employment Agreement regarding the proprietary information represents a material provision of this Agreement and is indispensable to the Company’s agreement to enter into this Agreement. Executive further agrees that any violation or breach of Executive’s commitments and agreement will cause irreparable damage and injury that could not be fully remedied or compensated by monetary damages alone or in an action at law. Executive therefore agrees and hereby stipulates that the Company shall be entitled to receive all available remedies, including temporary and/or permanent injunctive relief, if Executive breaches this provision or Executive’s Employment Agreement.

7.             Cooperation. Executive agrees to cooperate with and to assist the Company for a period not to exceed five (5) years from Executive’s Termination Date, upon reasonable request and without additional compensation for up to eight hour in any given month maximum, in any proceeding or investigation involving any claim, demand, right, or action of any kind, arising out of, in connection with, or in any manner relevant to Executive’s employment or job duties, whether brought by a third party against the Company or its subsidiaries, affiliates, successors or assigns or by it or them against a third party. The Company shall reimburse Executive for his reasonable travel, lodging, meal expenses and compensation of $265 per hour for time spent in excess of the eight hour maximum cited above incurred in connection with providing such assistance.

8.             Settlement of Disputes.

a.     The Company and Executive hereby consent to the resolution by arbitration of all disputes, issues, claims or controversies arising out of or in connection with this Agreement, Executive’s employment with and/or retirement from the Company, and/or Executive’s services to the Company and the Company may have against Executive or that Executive may have against the Company, or against its officers, directors, employees or agents acting in their capacity as such. Each party’s promise to resolve all such claims, issues, or disputes by arbitration in accordance with this Agreement rather than through the course of litigation, is consideration for the other party’s like promise. It is further agreed that the decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Company and Executive and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. The Company will pay for the cost and fees of arbitration.

b.     However, thirty (30) days prior to submittal of any dispute to formal arbitration Executive and the Company agree to meet to resolve said dispute. If no resolution appears possible, the dispute will be submitted to formal arbitration after said 30-day period pursuant to the procedure set forth herein.

c.     Except as otherwise provided herein or by mutual agreement of the parties, any arbitration shall be administrated in accordance with the then-current Commercial Arbitration Procedures of the American Arbitration Association (AAA) before a single arbitrator who is a retired federal or state court judge in the state in which the arbitration is convened. The arbitration shall be held in Orange County, California, or at any other location mutually agreed upon by the parties.

d.     The parties shall attempt to agree upon the arbitrator. If the parties cannot agree on the arbitrator, the AAA shall then provide the names of nine (9) arbitrators experienced in business employment matters along with their resumes and fee schedules. Each party may strike all names on the list it deems unacceptable. If more than one common name remains on the list of all parties, the parties shall strike names alternately until only one remains. The party who did not initiate the claim shall strike first. If no common name remains on the lists of the parties, the AAA shall furnish an additional list until an arbitrator is selected.

e.     The arbitrator shall interpret this Agreement, and any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the State of California, or applicable federal law. In reaching his or her decision, the arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Agreement. The arbitration, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is voidable.

9.             Severable Provisions.  If any provision of this Agreement or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application. To this end, the provisions of this Agreement are severable.

10.           Indemnification.  The Company’s director and officer insurance as well as the indemnification set forth in the Company’s by-laws and certificate of incorporation will apply to Executive for all appropriate conduct carried out by Executive in the course and scope of Executive’s responsibilities while Executive is and was an employee of the Company.

11.           Agreement.  This Agreement represents the sole and entire agreement between the parties and supersedes all prior agreements, negotiations, and discussions with respect to the subject matters covered. Any amendment to this Agreement must be in writing, signed by the parties hereto, and stating the intent of the parties to amend this Agreement.

12.           Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

16.           Miscellaneous.

a.     All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:              James T. Glover

{Personal Information Removed}

If to the Company:       Attention:  General Counsel

Beckman Coulter, Inc.

4300 N. Harbor Boulevard

Fullerton, CA 92834

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

b.     This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

c.     Mr. Robert Hurley, the Company’s Senior Vice President, Human Resources, or his delegate will be the contact person for Executive regarding any administrative or implementation questions Executive may have.

17.           I, James T. Glover, understand, acknowledge and represent that:

a.     I have carefully read and understand this Agreement and its final and binding effect;

b.     This Agreement constitutes a voluntary waiver of any and all rights and claims hereby released I have against Releasees as of the date of the execution of this Agreement including, but not limited to, rights or claims arising under the Federal Age Discrimination in Employment Act of 1967;

c.     I have waived rights or claims pursuant to this Agreement in exchange for consideration, the value of which exceeds payment of remuneration and other amounts to which I was already entitled;

d.     I was advised to consult and have had the opportunity to fully discuss the contents and consequences of this Agreement with an attorney of my choice prior to executing it;

e.     I have a period of up to twenty-one (21) days to consider the terms of this Agreement. I may revoke this Agreement at any time during the seven (7) days following the date I execute this Agreement and this Agreement shall not be effective or enforceable until such revocation period has expired;

f.      I have not relied on any promise, representation or inducement not expressed in this Agreement; and

g.     I have voluntarily and knowingly signed this Agreement.

/S/ JAMES T. GLOVER
James T. Glover

BECKMAN COULTER, INC.

By:	/S/ JAMES R. HURLEY
James R. Hurley
Sr. Vice President, Human
Resources/Communications

ATTACHMENT A

WAIVER AND GENERAL RELEASE OF ALL CLAIMS

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, I, James T. Glover, on behalf of myself and my heirs, executors, and administrators, if any, hereby absolutely and forever release and discharge the Company, any of its past, present or future parent companies, subsidiaries, affiliates, divisions, successors, assigns, trust fiduciaries, stockholders, agents, directors, officers, employees, representatives, heirs, attorney, and all person acting by, through, under or in concert with them, or any of them (hereinafter collectively known as “Releasees”) of and from any and all manner of claims, causes of action, or complaints, in law or in equity, or any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which I now have or may have against the Releasees, or any of them, arising out of my employment or separation from the Company, based upon any fact or event occurring prior to the date I execute this Waiver and General Release of All Claims (“Waiver and General Release”). If any action is brought by me or on my behalf relating to any matters released, Releasees shall be entitled to a return from me the amount equivalent to all payments and benefits mentioned under Paragraphs 2b and 2c of the Transition and Retirement Agreement dated March 16, 2006 (“Agreement”). The return of such amounts shall not extinguish the Agreement or my obligations hereunder. Provided, that any action to enforce the Transition and Retirement Agreement or to obtain benefits under Paragraph VIII of the By-laws of Beckman Coulter, Inc. (Indemnification) shall not constitute a violation of the Transition and Retirement Agreement.

Without limiting the generality of the above paragraph, I also specifically agree to waive any right to recovery based on local, state or federal age, sex, sexual orientation, pregnancy, race, color, national origin, marital status, religion, medical condition, physical disability, or mental disability discrimination laws, including without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Federal Family Medical Leave Act of 1993, the California Family Rights Act and the Fair Employment and Housing Act, whether such claim or claims may be based on an action filed by me or by a governmental agency.

I am aware that after the effective date of this Waiver and General Release I may discover facts different from, or in addition to, those I now know or believe to be true with respect to the Claims release above and agree that this Waiver and General Release shall be and remain in effect in all respects as a complete and general release as to all matters released, notwithstanding any different or additional facts.

It is my intention in executing the Waiver and General Release that it shall be effective as a bar to each and every claim of any nature whatsoever hereby released. In furtherance of this intention, I specifically waive the benefits of SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, which states the following:

A GENERAL RELEASE DOES NOT EXTENT TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THIS RELEASE, WHICH IF KNOWN BY HIM

MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

I understand, acknowledge and represent that:

(a)           I have carefully read and understand this Waiver and General Release and its final and binding effect;

(b)           This Waiver and General Release constitutes a voluntary waiver of any and all rights and claims that I have against Releasees as of the date of the execution of this Waiver and General Release including, but not limited to, rights or claims arising under the Federal Age Discrimination in Employment Act of 1967;

(c)           I have waived rights or claims pursuant to this Waiver and General Release in exchange for consideration, the value of which exceeds payment of remuneration and other amounts to which I was already entitled;

(d)           I was advised to consult and have had the opportunity to fully discuss the contents and consequences of this Waiver and General Release with an attorney of my choice prior to executing it;

(e)           I have had a period of up to twenty-one (21) days to consider the terms of this Waiver and General Release. I may revoke this Waiver and General Release at any time during the seven (7) days following the date I execute this Waiver and General Release and this Waiver and General Release shall not be effective or enforceable until such revocation period has expired;

(f)            I have not relied on any promise, representation or inducement not expressed herein or in the Agreement; and

(g)           I have voluntarily and knowingly signed this Waiver and General Release.

Date:	March 16, 2006	Signed:	/s/ JAMES T. GLOVER
James T. Glover